Exhibit 10.4

ENGAGEMENT OF CONSULTANT

This Agreement dated as of October 12, 2022 (the “Effective Date”), between BigBear.ai LLC with its principal place of business located at 6811 Benjamin Franklin Drive Columbia 21046 (the “Client”) and Dr. Louis R. Brothers an individual residing at 2609 Amanda Court, Vienna, Virginia 22180, (“Consultant”) sets forth the terms and conditions under which Consultant will provide services to Client.

NOW IT IS HEREBY AGREED as follows:

1.	SERVICES

1.1

Consultant will provide certain services (the “Services”) to Client for specific projects that are mutually agreed upon from time to time including but not limited to serving as the Chairman of an advisory board for Client.

2.	PAYMENT

2.1

In consideration of the Services Client shall pay the Consultant a fee of $75,000 (US) paid in quarterly instalments of $18,750 (US) by way of credit transfer to the Consultant’s bank account or via other means as the Consultant and Client may agree.

3.	EMPLOYEES

3.1

The Consultant shall not be or deemed to be an employee of Client and the Consultant shall be solely responsible for all taxation and all national insurance and other contributions and deductions required by law to be paid by or reported to the appropriate authority by the Consultant.

3.2

The Consultant will be responsible for all payment of income tax in accordance with the relevant tax regulations and the Consultant will indemnify Client against all claims, demands or actions which may be made against Client in respect of such income tax. The Consultant will be responsible for all reporting requirements required by the relevant tax legislation.

4.	CONFIDENTIAL INFORMATION

4.1	No unauthorised announcement or disclosure of the Consultant involvement in the Services will be made or permitted by the Consultant or on its behalf without the prior written consent of Client.

4.2

The Consultant acknowledges that prior to or during the course of performing the Services whether before or after the signing of this Agreement certain business, financial and operational information and certain data of a secret and proprietary nature (all such information and data being referred to as “Confidential Information”) may be or may have been disclosed to the Consultant by Client or otherwise come to the attention of the Consultant. The Consultant agrees that such Confidential Information will be held in complete confidence and without Client prior written consent will not be disclosed in whole or in part at any time to any other persons nor used for any purpose other than the performance of the Services.

4.3	This undertaking does not apply to Confidential Information

(i)	which at the time of disclosure to the Consultant is in the public domain;

(ii)	which after such disclosure becomes generally available to third parties by publication or otherwise through no fault of the Consultant;

(iii)	which becomes rightfully known to the Consultant without confidential or proprietary restriction from a source other than Client;

(iv)

which the Consultant is able to prove was lawfully in the possession of the Consultant prior to such disclosure and which was not acquired directly or indirectly from Client or any of its subsidiaries.

4.4	The Consultant agrees that it will only disclose Confidential Information to its employees and the employees and agents of Client on a need to know basis.

4.5

The Consultant agrees that no right or licence is granted to it in relation to Confidential Information except as expressly set forth in this Agreement and agrees to return to Client upon demand all Confidential Information in documentary or other tangible form entrusted to it in the course of this Agreement and agrees that it will not copy, reproduce or distribute in whole or in part any such Confidential Information without Client prior written consent save insofar as may be necessary to perform the Services.

4.6	The obligations under this Clause 5 shall be binding on the Consultant for the duration of this Agreement and thereafter for so long as the Confidential Information retains commercial value.

5.	INTELLECTUAL PROPERTY

5.1

The Consultant acknowledges that any and all of the trademarks, copyright, patents and intellectual property rights used or embodied in any software, materials or documents entrusted to the Consultant are and shall remain the sole property of Client or the respective manufacturer, developer or third party as the case may be. The Consultant agrees not to make any unlicensed copies of, or otherwise mis-use, any software or other intellectual property owned by Client or any third party.

5.2

Without limiting the scope of this Section 5, all Work Product, to the extent copyrightable under the United States Copyright Act of 1976 (the “Act”), will be “works made for hire” pursuant to the Act, and Client will thereby own all right, title and interest in all copyrightable Work Product. The Consultant agrees that in connection with the performance of the Services all Work Product shall be the sole and complete Intellectual Property of Client and the Consultant hereby agrees to assign all rights to copyrights, patents and all other proprietary rights in the said Work Product to Client except the work defined as Consultant’s Intellectual Property in the applicable Work Statement(s) to this Agreement. The Consultant hereby appoints Client as its attorney for the purpose of executing any documents required to effect and register such assignment.

5.3

For purposes of this Agreement “Intellectual Property” or “Intellectual Property Rights” (“IPR”) means patents, trade secrets and know-how, trademarks, rights in designs, trade or business names or signs, copyrights (including rights in computer software), database rights and typography rights (whether or not any of these are registered and including applications for registration of any such thing) and all rights or forms of protection of similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world. “Work Product” means, collectively, all work product created, conceived, developed or first reduced to practice by Consultant, either solely or in collaboration with others, including, without limitation, designs, inventions, improvements, processes, computer programs, graphics, pictorial representations, user interfaces, functional specifications, reports, spreadsheets, presentations and analyses, that arises directly or indirectly out of Consultant’s provision of the Services, or any tasks assigned to Consultant by or on behalf of Client pursuant to this Agreement.

6.	COMMENCEMENT DURATION AND TERMINATION

6.1	This Agreement shall take effect on October 12, 2022 and terminate on October 12, 2023. It may be extended for additional one-year periods upon agreement of both parties.

6.2

Either party may terminate this Agreement in the event of any material breach of the Agreement by one party which cannot be remedied or is not remedied within fourteen days of notice by the other party requiring it to be remedied.

7.	INDEMNIFICATION

Consultant hereby indemnifies and agrees to hold Client and its affiliates (and their officers, directors, employees and agents) harmless from and against any loss, liability, damage, cost or expense (including, without limitation, reasonable fees and expenses of consultants, programmers and engineers, and reasonable attorneys’ fees and expenses) suffered or incurred by any of them and arising out of: (i) Consultant’s negligence or wilful misconduct; (ii) Consultant’s infringement or violation of the contractual, proprietary or intellectual property rights of any third party; or (iii) Consultant’s material breach of any of the terms of this Agreement.

8.	LIMITATION OF LIABILITY

8.1

In no event shall either party’s maximum liability arising out of this Agreement, whether based upon warranty, contract, negligence, strict liability or otherwise, exceed in the aggregate the actual payments received by or payable to Consultant under the Work Statement to which the claim relates.

8.2

In no event shall either party be liable for special, incidental or consequential damages, including, but not limited to, loss of profits, loss of opportunities, loss of data, or loss of use damages, arising out of this Agreement, even if the party has been advised of the possibility of such damages.

9.	GENERAL

9.1	Neither party shall be liable for any breach of this Agreement by reason of any matter beyond its / his control.

9.2

Neither party may assign its / his rights or obligations hereunder without the prior written consent of the other save that Client may assign without consent to its subsidiary to its holding company or to another subsidiary of such holding company.

9.3

All notices under this Agreement will be sent by hand delivery, overnight delivery service or certified or registered mail, or by facsimile (promptly confirmed by dispatching the hard copy by hand delivery, overnight delivery service or certified or registered mail) to the address of the applicable party set forth below (or as otherwise instructed in writing by such party). Notices will be deemed delivered upon receipt of signature or, in the case of notice by facsimile, upon telephonic confirmation of receipt of the appropriate number of pages and dispatch of the hard copy.

To Client: General Counsel BigBear.ai 6811 Benjamin Franklin Parkway Columbia, MD 21046 Carolyn.blankenship@bigbear.ai	To Consultant: Dr. Louis R. Brothers 2609 Amanda Court Vienna Virginia 22180 Reggie.brothers@gmail.com

9.4

This Agreement shall be interpreted and enforced in accordance with the laws the state of Delaware applicable to contracts made and to be performed entirely therein, without regard to the conflict of laws provisions thereof and each party agrees to be subject to the jurisdiction of the courts in the State of Delaware if a suit is commenced in connection with this Agreement..

9.5

Save as otherwise expressly agreed this is the sole agreement between the parties and shall not be varied except in writing signed by the parties. The parties have not entered into this Agreement relying upon any representation made by or on behalf of the other.

9.6	Nothing herein contained shall constitute the relationship of master and servant or any partnership between Client and the Consultant.

9.7	This Agreement will take effect from the date first above written.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

BigBear.ai LLC	Dr. Louis R. Brothers

Signed /s/ Claire Morse	Signed /s/ Louis Brothers

Name and position Claire Morse, CHRO	Name and position

Date 10/9/2022	Date 10/9/2022

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